Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [***].

COLLABORATION AND LICENSE AGREEMENT
This Collaboration and License Agreement (this “Agreement”) is entered into as of September 30, 2019 (“Closing Date”) by Resonant Inc., a Delaware corporation (“Resonant”), and Murata Manufacturing Co., Ltd., a Japanese company based in Nagaokakyo-shi, Kyoto (“MMC”), on behalf of itself and its Affiliates (collectively, “Murata”). Resonant and Murata are each a “Party” and collectively, the “Parties.”

A. Resonant creates innovative circuit designs for radio frequency front-ends for the mobile device industry using the XBAR Technology to configure and connect resonators;
B. Murata designs, packages, manufactures and supplies advanced electronic materials, electronic components, and multi-functional, high-density modules;
C. Murata desires for Resonant to create certain circuit designs produced through the use of the XBAR Technology to be used by Murata in packaging and manufacturing certain device front-ends and Resonant is willing to create such circuit designs, subject to the terms and conditions of this Agreement;
D. The Parties desire to enter into this Agreement governing the development of such circuit designs, which Murata desires to incorporate into the filters and resonators that it will manufacture, under statements of work hereunder; and
E. The Parties desire further to enter into this Agreement to clarify each Party’s Intellectual Property Rights with respect to such new circuit designs arising from the Parties’ performance under this Agreement.
NOW, THEREFORE, in consideration of the terms and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
DEFINITIONS. Capitalized terms are defined in Schedule A, attached hereto, unless otherwise defined within the body of this Agreement.

1. SERVICES
1.1.    SOWs. All Services to be performed under this Agreement shall be set forth in one or more SOWs, each of which shall be agreed to in writing and signed by the Parties. This Agreement, together with each individual SOW (including any attachments or schedules thereto), but separate and apart from any other SOW, shall constitute the entire agreement between the Parties for the performance of any Services described in the applicable SOW. The performance of the Services shall be controlled by the terms and conditions of this Agreement (including any applicable SOW). In the event of a conflict between the terms and conditions of this Agreement and any SOW in connection with any Services, the terms and conditions of this Agreement shall control.
1.2.    Services.
(a)     The Parties agree to collaborate in the development of Deliverables using the XBAR Technology, as more fully described in the SOW attached hereto as Schedule B (the “DR1 SOW”) and in each other Scheduled SOW (as defined below) (the “Collaboration”).

CONFIDENTIAL

(b)    Resonant shall prepare and deliver the Deliverables for the Selected Band(s) to Murata according to the milestone schedule set forth in the applicable SOW (“Services”).
(c)    In furtherance of the Collaboration:
(i)    Within fifteen (15) business days following Design Review Sign-off of the DR1 SOW, the Parties will use their commercially reasonable efforts to execute the second SOW, in the form attached hereto as Schedule C, subject to any revisions to which the Parties may mutually agree (the “DR2 SOW”); and
(ii)    Within fifteen (15) business days following Design Review Sign-off of the DR2 SOW, the Parties will use their commercially reasonable efforts to execute the third SOW, in the form attached hereto as Schedule D, subject to any revisions to which the Parties may mutually agree (the “DR3 SOW”, and together with the DR1 SOW and DR2 SOW, the “Scheduled SOWs”).
To the extent Murata does not specify [***] additional bands and/or [***] for each of the four (4) bands to be developed pursuant to the Scheduled SOWs, as contemplated thereby, at the time such Scheduled SOWs are executed, the Parties agree to use their commercially reasonable efforts to enter into one (1) or more additional SOWs for the development of Deliverables for such additional bands and/or [***] as Murata may request within fifteen (15) days of the execution of such Scheduled SOWs, in any case not to exceed four (4) bands and [***] in the aggregate under each Scheduled SOW, and Resonant shall develop and deliver such Deliverables in accordance with this Agreement without additional charge.
When fully executed by the Parties, each of the Scheduled SOWs shall be incorporated in and made a part of this Agreement.
(d)    Resonant shall not delegate any of its obligations under this Agreement or any SOW to any Third Party without Murata’s prior written consent; provided, however, that Murata’s prior written consent shall not be required with respect to the pre-approved Third Parties set forth on Exhibit A attached hereto. Resonant shall be responsible for the conduct of any permitted delegatees, and shall ensure that they comply with the terms of this Agreement. As between Murata and Resonant, Resonant shall be responsible for any payments due to such delegatees, including to any of their employees, agents and contractors.
(e)    Title to the tangible medium in which a Deliverable is incorporated and physical samples, if any, produced as ancillary items in the course of the Collaboration (but, for the avoidance of doubt, not in any Intellectual Property Rights) will transfer to Murata upon delivery.
1.3.    Change to the Scope of Work.
(a) During the term of this Agreement, Resonant and Murata shall evaluate and communicate regarding Resonant's progress with respect to the Services and whether the Specifications, milestones or milestone schedule require adjustment. Murata may request changes or modifications to the Specifications, milestones or milestone schedule by submitting a change request in writing (“Change Request”) to Resonant. Each SOW shall include (i) procedures that the Parties must follow with respect to the submission, receipt, evaluation and completion of any Change Request, (ii) timeframes, or related timing guidelines, for the evaluation, negotiation and completion of any Change Request, and (iii) names and contact information of the persons required and authorized to submit or receive, as applicable, evaluate and negotiate, any Change Request. Upon each Change Request being delivered, the Parties will negotiate in good faith the terms of a mutually agreed upon amendment to the SOW for the Services. Each amended SOW signed by the Parties shall be incorporated into, and governed by the terms and conditions of, this Agreement. Resonant and Murata shall promptly implement all such changes or modifications set forth in each such amended SOW. Alternatively, should the Parties be unable to mutually agree upon an amendment to a SOW, then the original SOW shall remain in effect.

(b) Notwithstanding the foregoing, to the extent Murata reasonably determines that any aspect of the Deliverables to be provided under an SOW, including the use of the XBAR Technology or any Resonant IP incorporated therein, may infringe upon, misappropriate or otherwise violates any Third Party’s Intellectual Property Rights which, if successfully asserted, could prevent Murata from fully exercising the licenses, or which could subject Murata to potential liability (regardless of whether Murata would be indemnified pursuant to Article 7), (i) the SOW shall be amended to make the Deliverables non-infringing without materially changing the applicable requirements and specifications, (ii) the financial terms of the SOW shall remain unchanged, and (iii) the parties shall discuss in good faith reasonable and necessary revisions in milestones and delivery dates.
1.4.    Disclosure to Other Party of Relevant Information. Each Party shall disclose to the other Party information which such Party reasonably believes is relevant to accomplishing the development goals of the Collaboration and is needed to be used by a Party in its performance in the Collaboration, but only to the extent said Party is legally and contractually able to disclose such information. Such disclosures shall be subject in all respects to the obligations of confidentiality in Article 5.
1.5.    License of Murata IP. Subject to all of the terms and conditions of this Agreement, Murata hereby grants to Resonant a limited, royalty-free, non-transferable, worldwide, non-exclusive license to use the Murata IP only to the extent necessary for, and for the sole purpose of, Resonant preparing and delivering the Deliverables as required hereunder during the term of this Agreement.
1.6.    Design Review Sign-off.
(a)    Upon completion of each milestone under a SOW, Resonant shall notify Murata in writing, and Murata shall have ten (10) business days (subject to reasonable extensions which shall be granted upon Murata’s request) (the “Design Review Period”) from the date of such notice to test and evaluate the applicable milestone deliverable. If Murata reasonably determines in good faith that the milestone deliverable does not achieve the performance targets specified in the Specifications (“Performance Targets”), then Murata shall promptly notify Resonant in writing and, to the extent applicable, provide all reasonable information and data concerning its determination that may be useful to Resonant in evaluating such alleged failure to achieve the Performance Targets. Resonant shall then promptly and diligently undertake to make appropriate modifications, at no expense to Murata, as soon as reasonably practicable and shall notify Murata when the modifications are complete and the applicable milestone deliverable is available for testing. An additional Design Review Period shall occur during the ten (10) business days following Resonant’s notice to Murata of the completed modifications, subject to reasonable extensions which shall be granted upon Murata’s request, and the foregoing evaluation, notification and modification procedure shall be repeated until the milestone deliverable (or modified milestone deliverable) achieves the performance targets specified in the Specifications. If Murata (i) provides its written acceptance of a milestone deliverable to Resonant, or (ii) does not notify Resonant during any Design Review Period, as reasonably extended, that a milestone deliverable (or a modified milestone deliverable) does not achieve the Performance Targets, then Murata shall be deemed to accept the corresponding milestone deliverable (“Design Review Sign-off”). Notwithstanding the foregoing, Murata may elect at any time during the Design Review Period to accept a Deliverable even if Murata has determined that such Deliverable does not achieve the performance targets specified in the Specifications.
(b)    Murata acknowledges that Resonant’s performance is dependent upon Murata’s cooperation and provision of information, materials and assistance, to the extent specifically set forth in the applicable SOW. If Resonant reasonably determines that a failure to achieve, or a delay in the achievement of, the Performance Targets for a milestone deliverable is caused by a delay or failure by Murata to cooperate, provide information, materials or assistance or perform its obligations set forth in the applicable SOW, then Resonant shall promptly so notify Murata in writing. Murata and Resonant will then engage in good faith discussions regarding the alleged delay or failure, and Murata will make any mutually agreed corrections and notify Resonant when all such corrections are complete. Resonant will not be liable for any failure or delay in its performance under a SOW to the extent caused by Murata’s failure or delay to provide any cooperation, information, materials or assistance specifically required in the applicable SOW or perform its obligations in a timely manner.
(c)    Resonant’s commencement of the Services with respect to each milestone deliverable specified in a SOW following the first milestone deliverable is expressly conditioned upon Design Review Sign-off of the immediately preceding milestone deliverable as evidenced by Murata’s acceptance, as provided above.
(d)    Murata’s obligation to make payments under any SOW is expressly conditioned upon Design Review Sign-off with respect to the milestone deliverables provided under such SOW.
1.7.    Program Managers. The Parties will designate in each SOW a program manager for each Party to be the primary point of contact concerning that SOW. The program managers shall have the requisite knowledge and expertise necessary to carry out the respective obligations of the Parties set forth in the SOW and be reasonably familiar with the technology to be used in connection therewith. Any Party can change its program manager upon written notice to the other Party so long as such new designee meets the requirements of this paragraph.
1.8.    Further Assurances. Resonant shall provide Murata with a reasonable amount of assistance, training and support as Murata may reasonably request with respect to the process steps for enabling the manufacture of Licensed Products, regardless of whether such assistance, training or support is expressly described herein or in any SOW. Such assistance, training and support shall be provided without charge.
1.9.    Murata Affiliates. MMC may permit one or more of its Affiliates to participate in the Collaboration, provided that MMC shall: (i) ensure that each such Affiliate adheres to all of the requirements set forth in this Agreement; and (ii) be liable for any such Affiliate’s non-compliance with such requirements.

2. COMMERCIAL LICENSES
2.1.    Background IP License. Subject to Murata’s payment of the $2,000,000 pre-payment of royalties pursuant to the first sentence of Section 3.1, Resonant hereby grants to Murata, a non-exclusive, perpetual (except where such License is terminated pursuant to Section 9.4(a)), worldwide, and paid-up license of Resonant Background IP, with the right to sublicense, to make, have-made, use, offer for sale, sell, export, import or otherwise commercially exploit the Licensed Products for the Selected Band(s) corresponding to each SOW. Murata shall be responsible for compliance of its sublicensees with the terms and conditions of this Agreement and a violation by any such sublicensee of such terms and conditions shall be deemed a material breach by Murata of this Agreement. The Parties may discuss the grant of additional licenses to allow Murata to make, have-made, use, offer for sale, sell, export, import or otherwise commercially exploit Licensed Products for radio frequencies other than those specified in the Scheduled SOWs, and such licenses, if any, may be granted subject to the terms and conditions set forth in a mutual written agreement of the Parties.
2.2.    Foreground IP Licenses.
(a)    License to Murata. Subject to Murata’s payment of the $2,000,000 pre-payment of royalties pursuant to the first sentence of Section 3.1, Resonant hereby grants to Murata a perpetual (except where such License is terminated pursuant to Section 9.4(a)), worldwide, and paid-up license of Resonant Foreground IP, with the right to sublicense, to:
(i)    make, have-made, use, offer for sale, sell, export, import, or otherwise commercially exploit the Licensed Products for the Selected Band(s) corresponding to each

SOW, such rights being exclusive both during and after the thirty (30) month period described in Section 2.3 below;
(ii)    to make, have-made, use, offer for sale, sell, export, import, or otherwise commercially exploit any Improvements of the Licensed Products for the Selected Band(s) corresponding to each SOW, such rights being non-exclusive; and
(iii)    to make, have-made, use, offer for sale, sell, export, import or otherwise commercially exploit any other products, other than the Licensed Products for the Selected Band(s) corresponding to each SOW or Improvements of such products, such rights being non-exclusive.
(b)    Omitted.
(c)    Omitted.
2.3.    No Third-Party IP Licenses. For a period of thirty (30) months following the Closing Date, Resonant shall not (i) grant to any Third Party the right to make, have made, use, sell, offer for sale or import any filter or resonator produced through the use of the XBAR Technology, any XBAR Technology IP, any related Resonant Foreground IP or any jointly-owned Foreground IP pursuant to Section 4.3, in each case, for use in a Mobile Communications Device (the “Restricted Technology”), (ii) develop, make, have made, use, sell, offer for sale, import, export or otherwise commercially exploit any filter or resonator produced through the use of the Restricted Technology together with or for any Third Party, or (iii) promote to any prospective customer the use of the Restricted Technology. Furthermore, during the term of this Agreement, Resonant shall not grant to any Third Party the exclusive right to make, have made, use, sell, offer for sale, import, export or otherwise commercially exploit any filter or resonator produced through the use of the Restricted Technology without Murata’s prior written consent.
2.4.    Omitted.
2.5.    No Rights in Trademarks. Nothing in this Agreement shall be construed as granting Murata any rights to use, or any other rights in or to, any trademarks of Resonant. Notwithstanding the foregoing, Resonant hereby grants to Murata a non-exclusive, perpetual, irrevocable, worldwide and royalty-free license to use trademarks of Resonant related to XBARTM for the purpose of publication of results under this Collaboration (subject to the provisions of Article 5), and for purposes of sales promotion and sales of the Licensed Products. Any use by Murata of Resonant’s trademarks shall inure to the benefit of Resonant. Murata will not file any application for registration of XBARTM used by Murata in any country of any mark, symbol or phrase, in any language. Nothing in this Agreement shall be construed as granting Resonant any rights to use, or any other rights in or to, any trademarks of Murata.
2.6.    Omitted.
2.7.    No Other Rights or Obligations. Notwithstanding anything to the contrary contained herein, all rights not specifically granted in this Agreement to Murata shall be reserved and remain always with Resonant. Notwithstanding anything to the contrary contained herein, all rights not specifically granted in this Agreement to Resonant shall be reserved and remain always with Murata.
2.8.    Similar Technology or Products.
(a)    Except as expressly authorized or licensed hereunder, Murata shall not, either directly or through a Third Party, use any Resonant IP, to create or develop, or assist any Third Party in the development of, any radio frequency wave filters or circuits.

(b)    Except as expressly authorized or licensed hereunder, Resonant shall not, either directly or through a Third Party, use any Murata IP, to create or develop, or assist any Third Party in the development of, manufacturing processes or methods.
2.9.    Responsibility for Design, Production and Manufacturing of Licensed Product. Except as otherwise set forth in this Section 2.9, Murata will solely be responsible for engineering and fabrication of all Licensed Products including, but not limited to, all filters and wafers, and related architecture, materials, structure, testing and testing evaluation of package design realized in acoustic wave substrate material during production of the Licensed Products. The parties acknowledge that the foregoing is not part of the Collaboration. Notwithstanding the foregoing, Resonant will be responsible for performing all of its obligations hereunder, including engineering and development of the design of the acoustic wave circuit structures incorporated in the Deliverables and any modifications thereto necessary to achieve Design Review Sign-off.
2.10.    Performance Data. The Parties will share fully all performance data from any parts, devices, components, circuits, breadboards, and prototypes developed under each SOW. Notwithstanding anything else to the contrary, Resonant shall not, and shall ensure that is Representatives shall not, disclose any such performance data to any unauthorized Third Party.
2.11.    Bankruptcy. All rights and licenses granted by Resonant under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (11 U.S.C. §365(n)). Murata has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, Resonant acknowledges and agrees that, if Resonant shall become subject to any bankruptcy or similar proceeding, subject to Murata’s rights of election under Section 365(n), all rights, licenses, and privileges granted to Murata under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by Resonant’s or its bankruptcy estate’s rejection of this Agreement.
2.12.    Transferees. Any Transferee of Resonant IP shall take the same subject to Murata’s rights and Licenses granted hereunder.

3. FINANCIAL PROVISIONS
3.1.    Pre-Paid Royalties; Payment for Services. Within fifteen (15) working days from the date of Resonant’s invoice, which shall not be issued prior the Closing Date, Murata shall pay to Resonant $2,000,000 by wire of immediately available funds, as a one-time pre-payment of royalties in connection with Murata’s sales of Licensed Products. Upon and subject to achieving Design Review Sign-off of the relevant Deliverables, Murata shall pay Resonant the amounts set forth in each SOW corresponding to such Deliverables. All payments of pre-paid royalties shall be non-refundable.
3.2.    Late Payments. All payments received by Resonant more than ten (10) business days after their due date shall accrue interest at the rate of seven percent (7%) per annum, or the maximum rate permitted by law, whichever is less, from the original due date until paid in full and shall be immediately due from Murata to Resonant.
3.3.    Taxes. Murata will withhold and pay the relevant tax authorities on behalf of Resonant any and all taxes that Murata is required to withhold from the payments due hereunder under Applicable Law, and deduct the amount of such withholding taxes, if any, from the amounts that it pays Resonant hereunder.
3.4.    No Right of Set-Off. All sums due to Resonant under this Agreement shall be paid in full and Murata shall not be entitled to assert against Resonant any credit, set-off or other claim in order to justify withholding payment of any sum due hereunder.

3.5.    Currency. All payments to Resonant shall be in United States Dollars.
3.6.    Responsibility for Costs and Expenses. Except as specifically and expressly set forth herein, each Party shall bear its own costs and expenses in connection with its performance of this Agreement.

4. INTELLECTUAL PROPERTY
4.1.    Background IP Ownership. Each Party shall always retain exclusive title and ownership and continue to own and control its respective Background IP, subject to the license granted under Section 2.1.
4.2.    Solely-Owned Foreground IP – Ownership and Use. Foreground IP that is conceived, authored or invented by and/or for one Party shall be solely owned by the inventing Party. Each Party shall be free to use its solely owned Foreground IP without restriction, subject to the Licenses granted under Section 2.2.
4.3.    Jointly-Owned Foreground IP – Ownership and Use. Foreground IP that is conceived, authored or invented jointly by or for the Parties shall be jointly owned by the Parties. Each Party agrees to notify the other Party in writing prior to granting any Third Party any license with respect to any jointly-owned Foreground IP. Notwithstanding the foregoing, Murata shall have the exclusive right under any jointly-owned Foreground IP to make, have made, sell, offer for sale, use, import, export or otherwise commercially exploit products based on Deliverables completed by Resonant corresponding to a Part Number without any additional consideration, both during and after the thirty (30) month period described in Section 2.3 above. Accordingly, Resonant shall not use any jointly owned Foreground IP (other than to perform its obligations hereunder), and shall not grant any license to any Third Party under any jointly-owned Foreground IP, to make, have-made, use, sell, offer for sale, import, export or otherwise commercially exploit any products based on Deliverables completed by Resonant corresponding to a Part Number.
4.4.    Right of Negotiation. In the event Resonant proposes the Transfer of its rights in Resonant Foreground IP and any jointly-owned Foreground IP pursuant to Section 4.3 to any Third Party, Resonant shall provide Murata at least sixty (60) days prior written notice of such proposed Transfer, and Murata shall have the first priority right to negotiate in good faith the terms and conditions of the Transfer to Murata of such Resonant Foreground IP and any jointly-owned Foreground IP.
4.5.    Foreground IP -- Obligation to Disclose & U.S. Patent Protection. The Parties will use their commercially reasonable efforts to maintain complete and accurate written records of meetings and communications among the Parties’ respective engineering personnel pertaining to the development of any Foreground IP and shall include a reasonably detailed description of any and all Foreground IP. Each Party shall promptly disclose to the other Party in writing all Foreground IP that is developed or acquired in the course of its activities in connection with the Collaboration under this Agreement and any SOW. If, within thirty (30) days following receipt of a Party’s disclosure of Foreground IP, a Party notifies the other Party that it disagrees with the characterization of the Foreground IP as solely owned by such Party or jointly-owned and it provides a reasonably detailed explanation of its position, then the dispute shall be resolved in accordance with Section 10.3. A patent application may be prepared and filed, pursuant to Section 4.6 below, for jointly-owned Foreground IP with respect to which the Parties mutually agree to file a patent application.
4.6.    Common Law Firm. The Parties will select and use a mutually acceptable law firm to handle the preparation, filing and prosecution of all patent applications covering jointly-owned Foreground IP.
4.7.    Cooperation with Filing & Prosecution. – During and after the term of this Agreement, the Parties agree to cooperate in executing documents and providing papers or other evidence in a timely manner as may be needed to facilitate the filing and prosecution of patent applications covering jointly-owned Foreground IP and the maintenance, renewal and defense of each patent granted. Each Party shall be entitled to receive a draft of each such patent application and to have a reasonable opportunity to review and comment on such application prior to its filing. In addition, each Party shall be entitled to receive a copy of each such patent application covering jointly-owned Foreground IP filed with the United States Patent and Trademark Office or any foreign patent agency (each, a “Patent Agency”) and a copy of all communications received from, or sent to, a Patent Agency. Each Party shall consider in good faith any comments or suggestions provided by the other Party relating to the preparation, filing or prosecution of a patent application for any jointly-owned Foreground IP.
4.8.    Costs & Filing Decisions -- Solely-Owned Foreground IP. Each Party shall be solely responsible for the costs of searching, preparing, filing and prosecuting patent applications (and maintaining resulting patents) for its solely owned Foreground IP.
4.9.    Costs & Filing Decisions -- Jointly-owned Foreground IP. The Parties shall cooperate and, except as otherwise provided in this Section 4.9, share, in accordance with each Party’s share in jointly-owned Foreground IP as separately agreed to by both Parties, the costs of searching, preparing, filing and prosecuting patent applications (and maintaining resulting patents) for such jointly-owned Foreground IP. If a Party desires to file a patent application in a given country claiming jointly-owned Foreground IP and the other Party declines to participate, the declining Party shall not be required to share in the costs of filing or prosecution of such patent application but shall assign its ownership rights in such jointly-owned Foreground IP in such country to the filing Party.
4.10.    Maintaining Jointly-Owned Foreground IP. If a Party desires to abandon or discontinue its participation in/payment for any patent application or issued patent claiming any jointly-owned Foreground IP, it shall so inform the other Party at least sixty (60) days prior to any potential abandonment date thereof so that the other Party may decide whether to have such patent/application maintained, and if so, the Parties will mutually determine a course of action that serves the interests of both Parties.
4.11.    Enforcement of Jointly-Owned Foreground IP. Each Party shall promptly notify the other Party of an infringement of any jointly-owned Foreground IP of which such Party becomes aware. The Parties shall consult with one another in good faith to determine which Party, if either, shall initiate action, including legal action, against an infringer. If the Parties agree upon which Party shall initiate such action, then the other Party shall fully cooperate with and assist the enforcing Party in any such action and the enforcing Party shall reimburse the other Party for any reasonable out-of-pocket expenses it incurs in providing requested assistance. The enforcing Party shall be entitled to retain all damages that it is awarded in any such action. If the Parties cannot agree whether and/or which Party shall initiate an infringement action, either Party may independently pursue such action, provided that the Party pursuing such action gives the other Party not less than twenty (20) days prior written notice of its decision to pursue such action and the opportunity to share equally in the costs of pursuing such action. If the Parties share equally the costs of the action, then all damages awarded in such action shall be shared equally by the Parties.
4.12.    Omitted. .
4.13.    Reward to Inventors. Each Party may independently provide a financial benefit or other reward to each inventor for Foreground IP that is employed by each Party, according to terms and conditions of each Party’s internal inventor reward program. Each Party shall be solely and independently responsible for the administration and payment of such reward to its respective inventor. Each Party shall have no obligation with respect to reward or payment to the inventor of the other Party.
4.14.    Agreements with Representatives. Resonant shall obtain and maintain in effect written agreements with each of its Representatives that contain terms sufficient for Resonant to comply with all of the provisions of this Agreement and to support all grants and assignments of rights and ownership and licenses hereunder, free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. Each Party shall ensure that its Representatives comply with the provisions in Article 5 with respect to the other Party’s Confidential Information.

5. CONFIDENTIALITY
5.1.    Disclosure and Use Restriction.
(a)    Each Party possesses Confidential Information and in the course of performing activities pursuant to the Collaboration, a Party may receive, acquire or obtain access to the other Party’s Confidential Information. In such event, the Receiving Party shall hold in strict confidence the Disclosing Party’s Confidential Information and shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but shall exercise not less than reasonable care, to maintain the confidentiality of the Disclosing Party’s Confidential Information and to ensure that its Representatives do not disclose or make any unauthorized use of the Disclosing Party’s Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.
(b)    Except to the extent expressly authorized by this Agreement, reasonably necessary to perform its obligations or exercise its rights under this Agreement, or otherwise agreed in writing by the Parties, the Receiving Party shall (i) keep confidential and shall not publish or otherwise disclose or transfer any of the Disclosing Party’s Confidential Information to any Third Party at any time; (ii) not use (except as specifically permitted in writing by the Disclosing Party), copy, modify and/or transfer the Disclosing Party’s Confidential Information and/or merge the Disclosing Party’s Confidential Information with any other technology, proprietary information or materials; (iii) to the maximum extent permitted by Applicable Law, not reverse engineer any of the Disclosing Party’s Confidential Information; and (iv) not remove any trademark, copyright, patent or mask work notices and/or other proprietary legends contained within any of the Disclosing Party’s Confidential Information. Each Party, as a Receiving Party, agrees that it will disclose the Disclosing Party’s Confidential Information only to its employees and contractors who have a specific need to know in order for the Receiving Party to be able to perform its obligations or exercise its rights under this Agreement and only to the extent necessary for such purpose, and shall ensure that such employees and contractors comply with the provisions set forth in this Article 5 with respect to the Disclosing Party’s Confidential Information. Each Party shall be responsible for conduct by its respective Representatives that constitutes a breach of this Article 5 or that otherwise would cause such Party to be in breach of Article 5 had it performed such acts itself.
(c)    To further protect each Party’s interest in its Confidential Information, each Party, as the Receiving Party, agrees that, except as expressly authorized or licensed hereunder or under any SOW, it shall not in any way incorporate, use and/or exploit any part of the Disclosing Party’s Confidential Information (disclosed separately or embodied in the Disclosing Party’s products, equipment, processes, methods, designs, prototypes or operations) in its and/or any other party’s products or businesses, including without limitation to develop, produce and/or distribute any technology or products or services that derive value from or use the Disclosing Party’s Confidential Information.
5.2.    Authorized Disclosure. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent that such disclosure is:
(a)    made in response to a subpoena or valid order of a court of competent jurisdiction or other governmental authority; provided, however, that such Receiving Party shall, to the extent not prohibited by Applicable Law, have given notice to the Disclosing Party within five (5) business days of receipt of such order and given the Disclosing Party a reasonable opportunity to challenge such subpoena or order and/or obtain a protective order requiring that the Confidential

Information and documents that are the subject of such subpoena or order be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the subpoena or order was issued; and provided, further, that if a disclosure order is not reversed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
(b)    otherwise required by Applicable Law; provided, that the Disclosing Party shall provide the Receiving Party with notice of such disclosure at least thirty (30) days in advance thereof to the extent practicable and not prohibited by Applicable Law;
(c)    made by a Receiving Party in connection with its performance of this Agreement to regulatory authorities; provided, that the Receiving Party shall provide the Disclosing Party with notice of such disclosure at least thirty (30) days in advance thereof to the extent practicable and the Receiving Party shall reasonably consider any comments received from the Disclosing Party; or
(d)    approved by the Disclosing Party in writing.
5.3.    Terms of Agreement to be Maintained in Confidence. The Parties agree that the terms of this Agreement, including all SOWs, are confidential and shall not be disclosed by either Party to any Third Party (including in a press release or other public announcement) (except to a Party’s professional advisors, including without limitation accountants, financial advisors, and attorneys) without prior written permission of the other Party; provided, however, that (a) either Party may make any filings of this Agreement required by Applicable Law or regulation in any country (based upon advice of counsel) so long as such Party uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other Party, and permits the other Party to participate, to the extent practicable, in seeking a protective order or other confidential treatment; (b) either Party may disclose this Agreement on a confidential basis to potential Third Party investors or acquirers, in each case in connection with due diligence or similar investigations; and (c) a Party may publicly disclose, without regard to the preceding requirements of this Section 5.3, information that was previously disclosed in compliance with such requirements.
5.4.    Irreparable Harm. Each Party, as a Receiving Party, understands and acknowledges that any disclosure, misuse or misappropriation of any of the Disclosing Party’s Confidential Information in violation of this Agreement will cause irreparable harm, for which there will be no adequate remedy at law, and the amount of which may be difficult to ascertain. Therefore, each Party agrees that in the event of any breach or threatened breach of this Article 5 by such Party, the other Party, as a Disclosing Party, shall be entitled to injunctive relief and shall have the right to apply to a court of competent jurisdiction for specific performance and/or an order restraining and enjoining any such further disclosure or breach and for such other relief as such Party shall deem appropriate. Such right of the Disclosing Party shall be in addition to the remedies otherwise available under this Agreement, at law or in equity. Each Party, as a Receiving Party, hereby expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the Disclosing Party.
5.5.    Presentations at Academic Conferences, Etc. Either Party may present the fruits of their Collaboration at academic conferences and in industry publications provided that (a) no Confidential Information is disclosed, and (b) the Party making the presentation or publication provides the other Party fifteen (15) business days prior written notice and obtains the other Party’s written approval of the contents of such presentation or publication, provided, however, approval will be deemed to have been granted if a Party fails to object to a proposed presentation or publication within such fifteen (15) business day period.
5.6.    Survival. The provisions contained in this Article 5 shall survive and remain in effect after the expiration or termination of this Agreement for any reason; provided, however, such provisions shall expire five (5) years after the date of disclosure with respect to any Confidential Information that does not constitute a trade secret under Applicable Law.

6. WARRANTIES
6.1.    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on the part of such Party; (c) it has all of the rights and licenses necessary to perform its obligations under this Agreement and to grant the other Party the rights and licenses that are granted herein; and (d) this Agreement constitutes a valid and binding obligation of such Party, enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally).
6.2.    Resonant Representations and Warranties. Resonant represents and warrants that it is the sole and exclusive owner of the XBAR Technology and the XBAR Technology IP, and that it is not required to obtain any consent, approval, license or authorization from or pay any fee or royalty to, any Third Party to execute, deliver and perform this Agreement or to grant the Licenses. With respect to each SOW, Resonant represents and warrants to Murata that, (a) the corresponding Deliverables will be the original work of Resonant and (b) neither Murata’s use of the Deliverables (including the use thereof in the manner contemplated hereby), the Resonant Background IP nor the Resonant Foreground IP infringe, misappropriate or otherwise violate (i) any Third Party Patents, to the best of Resonant’s knowledge, or (ii) any other Third Party Intellectual Property Rights, and, to the best of Resonant’s knowledge, there are no facts upon which a valid claim could be made. Resonant covenants to Murata that it will not include in the Deliverables, any Third Party technology not provided by Murata, unless Murata has the right to so use or include such technology, in which case Resonant shall obtain Murata’s prior written consent prior to using or including such Third Party technology.
6.3.    Omitted.
6.4.    Warranty Disclaimer. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY SOW, NEITHER PARTY MAKES ANY OTHER WARRANTIES OR CONDITIONS, AND EACH PARTY EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF SATISFACTORY QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION OF TITLE AND NON-INFRINGEMENT AND ANY WARRANTY OR CONDITION BASED UPON CUSTOM OR USAGE IN TRADE OR COURSE OF DEALING.

7. ALLOCATION OF RISKS
7.1.    Indemnity by Resonant. Resonant shall indemnify, defend and hold harmless Murata and their respective officers, directors, shareholders, agents, employees and other representatives (“Murata Indemnitees”) against all Third Party claims and shall pay Murata all judgments, settlement amounts, costs and expenses, including without limitation reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, to the extent such Third Party claim alleges that Murata’s use of any Deliverable delivered to Murata under a SOW, the Resonant Background IP, or the Resonant Foreground IP, in each case, when used in the manner contemplated hereby, infringes such Third Party’s Intellectual Property Rights in existence anywhere in the world. Notwithstanding the foregoing, Resonant shall have no obligation under this Section 7.1 in respect of any infringement arising from: (i) the combination of the infringing Deliverable with other technology, software, materials, designs or products not supplied by Resonant (to the extent such combination is not contemplated by this Agreement or any SOW), if such infringement would not have occurred but for such combination; (ii) any modification of the infringing Deliverable other than by Resonant if such infringement would not have occurred but for such modification; (iii) any manufacturing process applied to the infringing Deliverable by Murata if such infringement relates exclusively to such manufacturing process; or (iv) adherence by Resonant in performing the Services to requirements or specifications required by Murata notwithstanding Resonant’s proposal of non-infringing requirements and specifications, if the infringement results from such requirements or specifications required by Murata. In the event Resonant fails to promptly indemnify and defend such claims or pay a Murata Indemnitee’s expenses, as provided above, such Murata Indemnitee shall have the right to defend itself, and in that case, Resonant shall reimburse such Murata Indemnitee for all of its reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) days of each of Murata Indemnitee’s written requests.
7.2.    Omitted.
7.3.    Indemnification Procedures. In connection with any claim for which a Party seeks indemnification from the other Party pursuant to this Agreement, the Party seeking indemnification: (a) shall give the indemnifying Party written notice of the claim or action as soon as practicable; provided, however, that failure to provide such notice shall not relieve the indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) shall cooperate with the indemnifying Party, at the indemnifying Party’s expense, in connection with the defense and settlement of the claim or action; and (c) shall permit the indemnifying Party to solely control the investigation, defense and settlement of the claim or action; provided, however, that the indemnifying Party may not settle the claim or action without the indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed, in the event such settlement materially adversely impacts the indemnified Party’s rights or obligations; provided further that any settlement by the indemnifying Party that does not involve a complete release of the indemnified Party and its Affiliates or that otherwise imposes any duties, obligations or other burdens on the indemnified Party or any of its Affiliates or diminishes, restricts or imposes any obligations with respect to any rights or licenses of the indemnified Party or any of its Affiliates, including, but not limited to, Resonant’s rights in the Resonant IP, and Murata’s rights in the Murata IP or under the Licenses, shall only be with the indemnified Party’s prior written approval, which may be withheld in the indemnified Party’s sole discretion. Further, the indemnified Party shall have the right to participate (but not control, except as otherwise provided herein) and be represented in any suit or action by advisory counsel of its selection and at its own expense. The indemnifying Party will not be responsible for any costs, expenses or compromise incurred or made by the indemnified Party without the indemnifying Party’s prior written consent.
7.4.    Resonant’s Procurement of Third-Party Rights. If, as a result of any judgment, arbitral decision or settlement of a Third Party claim of infringement of its Intellectual Property Rights that is covered by Section 7.1, Murata is enjoined or effectively prevented from fully exercising the License as granted hereunder, Resonant shall, at its sole expense, in addition to its obligations under Section 7.1, procure for Murata the right to continue fully exercising such License.

8. LIMITATION ON DAMAGES
8.1.    Exclusion of Certain Damages. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS SPECIFIED BELOW, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OF OTHER THEORY, UNDER LAW OR EQUITY FOR:
(a)    ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS AND LOST BUSINESS), WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; OR
(b)    THE COST OF PROCURING SUBSTITUTE GOODS, PRODUCTS, SERVICES, TECHNOLOGY OR RIGHTS.

THE LIMITATIONS IN THIS SECTION 8.1 SHALL NOT EXCLUDE ANY LIABILITY WHICH, UNDER APPLICABLE LAW, CANNOT LEGALLY BE EXCLUDED BY CONTRACT. FURTHERMORE, THE PARTIES ACKNOWLEDGE AND AGREE THAT AMOUNTS PAID WITH RESPECT TO CLAIMS BROUGHT BY A THIRD PARTY THAT ARE THE SUBJECT OF INDEMNIFICATION UNDER THIS AGREEMENT SHALL BE DEEMED TO BE DIRECT DAMAGES AND SHALL NOT BE DEEMED TO BE SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION 8.1 SHALL NOT APPLY TO: (A) VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS BY A PARTY OR ITS REPRESENTATIVES; (B) ANY BREACH OF ARTICLE 5 BY A PARTY OR ITS REPRESENTATIVES; (C) THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FAILURE TO COMPLY WITH APPLICABLE LAW BY A PARTY OR ITS AFFILIATES; OR (D) RESONANT’S OBLIGATIONS UNDER SECTION 7.4.
8.2.    Cap on Damages. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS SPECIFIED BELOW:
THE MAXIMUM LIABILITY OF RESONANT UNDER THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNT OF PAYMENTS RECEIVED BY RESONANT HEREUNDER AND UNDER EACH SOW; AND
THE MAXIMUM LIABILITY OF RESONANT UNDER THIS AGREEMENT WITH RESPECT TO A LICENSE SHALL NOT EXCEED THE AGGREGATE AMOUNT OF PAYMENTS RECEIVED BY RESONANT UNDER SUCH LICENSE.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION 8.2 SHALL NOT APPLY TO: (A) VIOLATION OF MURATA‘S INTELLECTUAL PROPERTY RIGHTS BY RESONANT OR ITS REPRESENTATIVES; (B) ANY BREACH OF ARTICLE 5 BY RESONANT OR ITS REPRESENTATIVES; (C) ANY LIABILITY OR OBLIGATION UNDER ARTICLE 7; OR (D) THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FAILURE TO COMPLY WITH APPLICABLE LAW BY RESONANT.

9. TERM AND TERMINATION
9.1.    Term. The term of this Agreement shall commence on the Closing Date and continue in effect until terminated as set forth below. The term of each SOW shall commence on the last date such fully executed SOW is signed by a Party and end upon the completion of the Services under such SOW, unless terminated earlier in accordance with this Article 9. The term of each License shall commence on the Closing Date and end upon lapse or termination of any such License as set forth in Section 9.4(a).
9.2.    Termination by Resonant.
(a)    In the event (a) any SOW does not receive Design Review Sign-off notwithstanding Resonant’s performance of its obligations in accordance herewith; (b) Murata breaches any material provision of this Agreement, including any SOW; (c) Murata breaches any provisions of Article 2 or Article 4; (d) Murata files a petition in bankruptcy, has a petition filed against it regarding bankruptcy, is adjudicated bankrupt, becomes insolvent, or makes any assignment for the benefit of creditors that has a material adverse effect on Murata’s ability to perform under this Agreement; (e) of a Change of Control of Murata; or (f) Murata ceases to operate or continuously engage in business as a going concern, Murata shall be deemed to be in default under this Agreement. In the event of such default, Resonant shall notify Murata in writing of such default and require Murata to cure such default within thirty (30) days of the date of such notice (except that a Change of Control shall be deemed non-curable and Resonant has the right to immediately terminate this Agreement). If Murata fails to substantially cure such default within the applicable cure period, if any, Resonant shall have the right to immediately terminate this Agreement or, at Resonant’s option, the SOW with respect to which the SOW relates upon written notice to Murata.
(b)    In the event (a) Murata commits a material breach of Article 5; (b) Murata files any action to challenge, or assists another party in challenging the validity, ownership or enforceability of any XBAR Technology IP, and Murata fails to withdraw such action within thirty (30) days after written notice thereof by Resonant; or (c) in the absence of any material breach or default by Resonant that is not cured within thirty (30) days after written notice thereof by Murata, Murata fails to timely pay to Resonant any monetary obligations under Section 3.1 that is not disputed in good faith, Murata shall be deemed to be in consequential default under this Agreement (a “Consequential Default”). In the event of such Consequential Default, Resonant shall notify Murata in writing of such default and require Murata to cure such default within sixty (60) days of the date of such notice. If Murata fails to substantially cure a Consequential Default within the applicable cure period, if any, Resonant shall have the right to immediately terminate this Agreement.
9.3.    Termination by Murata.
(a)    Murata may terminate this Agreement and all incomplete SOWs at any time upon thirty (30) days’ prior written notice to Resonant.
(b)    In the event (i) any SOW does not receive Design Review Sign-off notwithstanding Murata’s performance of its obligations in accordance herewith; (ii) Resonant breaches any material provision of this Agreement, including any SOW; (iii) Resonant fails to comply in all material respect with its obligations under section 1.3(b) ; (iv) Resonant breaches any provisions of Article 2 Article 4 or Article 5; (v) Resonant files a petition in bankruptcy, has a petition filed against it regarding bankruptcy, is adjudicated bankrupt, or makes any assignment for the benefit of creditors that has a material adverse effect on Resonant’s ability to perform under this Agreement; (vi) of a Change of Control of Resonant; (vii) Resonant files any action to challenge, or assists another party in challenging the validity, ownership or enforceability of any Murata IP, and Resonant fails to withdraw such action within thirty (30) days after written notice thereof by Murata; or (viii) Resonant ceases to operate or continuously engage in business as a going concern, Resonant shall be deemed to be in default under this Agreement. In such event, Murata shall notify Resonant in writing of such default and require Resonant to cure such default within thirty (30) days of the date of such notice (except that the breach of Article 2.3, Article 4 or Article 5 or a Change of Control shall be deemed non-curable and Murata has the right to immediately terminate this Agreement). If Resonant fails to substantially cure such default within the thirty (30) day period, Murata shall have the right to immediately terminate this Agreement or, at Murata’s option, immediately terminate the SOW with respect to which the default relates upon written notice to Resonant.
9.4.    Effect of Termination.
(a)    Upon termination of this Agreement by Murata pursuant to Section 9.3(a) or by Resonant pursuant to Section 9.2(b), (i) all Licenses shall immediately terminate and automatically revert to Resonant, and Murata shall thereafter immediately cease and refrain from using in any way any Resonant IP under any such License; (ii) except as provided in Section 9.5, Murata shall not further manufacture, sell or distribute any of the Licensed Products without Resonant’s prior written consent; and (iii) Murata shall remain liable to Resonant to pay for all outstanding monetary obligations which have become due and payable pursuant to Section 3.1; provided, however, notwithstanding Resonant’s right to terminate the Licenses pursuant to this Section 9.4(a), Murata may, at its option, exercisable within forty-five (45) days following the effective date of termination of this Agreement, pay Resonant an amount not to exceed the aggregate unpaid amounts payable hereunder and under each of the Scheduled SOWs (i.e., $2,000,000 pursuant to the first sentence of Section 3.1, $[***] under DR1 SOW, $[***] under DR2 SOW and $[***] under DR3 SOW, or $9,000,000 in the aggregate, to the extent such amounts have not already been paid) to retain the Licenses and, upon Murata’s exercise of such option and payment of such amounts within forty-five (45) days following the effective date of termination of this Agreement, the Licenses shall be deemed to have continued without termination and Resonant shall not have the right to terminate the Licenses. For the avoidance of doubt, the Licenses may only be terminated, revoked or otherwise lost or forfeited pursuant to this Section 9.4(a), and no other breach, default or termination of this Agreement (including pursuant to Section 9.2(a) or Section 9.3(b)) or any SOW for any reason will affect the Licenses in any way whatsoever.
(b)    Upon expiration or termination of this Agreement, (i) each Receiving Party shall return to the Disclosing Party all of the Disclosing Party’s Confidential Information in the Receiving Party’s possession or control and shall certify that it has not retained or made copies of such information; (ii) Murata shall remain liable to pay for all outstanding monetary obligations hereunder to Resonant; and (iii) neither Party shall be released from any obligation on its part to be performed that accrued prior to the date of expiration or termination.
9.5.    Limited Right to Sell Inventory. Upon termination of the Licenses pursuant to Section 9.4(a), Murata shall have the limited right to sell and distribute its remaining inventory of Licensed Products and/or complete and distribute its works in progress of Licensed Products which existed as of the date of expiration for a period of one hundred eighty (180) days following the date of termination, provided that (a) a detailed schedule of the inventory and work in process remaining on the effective date of termination and its location is provided to Resonant within thirty (30) days after the date of termination, and (b) no defective or unapproved Licensed Products are sold. Murata, however, shall not manufacture or produce any more Licensed Products corresponding to the terminated License(s), except for works in progress that existed prior to the expiration or termination date.
9.6.    Cumulative Remedies. All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each Party at law, equity or otherwise.

10. MISCELLANEOUS PROVISIONS
10.1.    Relationship of Parties. The Parties are independent contractors notwithstanding any joint activities set forth in this Agreement. Neither Party is the agent or legal representative of the other Party, and neither Party has the right or authority to bind the other Party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.
10.2.    Governing Law. This Agreement shall be interpreted and enforced under the laws of the State of California, without application of its conflicts or choice of law rules, except that issues relating to the arbitration clause and any arbitration hereunder shall be governed by the Federal Arbitration Act, Chapters 1 and 2 and the U.N. Convention on Contracts for the International Sale of Goods shall not be applicable.
10.3.    Dispute Resolution; Waiver of Jury Trial. Any dispute relating to this Agreement or a Party’s performance or failure of performance under this Agreement (“Dispute”) will be resolved first through good faith negotiations between the Parties. If the Dispute cannot be resolved through good faith negotiation within ninety (90) days, the Dispute shall be resolved by private binding arbitration (“Arbitration”) conducted by JAMS in Los Angeles, California in accordance with the Arbitration Rules and Procedures of JAMS that are in effect at the time the arbitration is initiated. The Arbitration shall be conducted by an arbitral tribunal (the “Arbitral Tribunal”) consisting of three (3) neutral arbitrators and each Party shall select one (1) arbitrator and the two arbitrators so appointed shall attempt to agree upon the third arbitrator (who will act as the Chair of the Arbitral Tribunal for administrative purposes only); provided, however, if the amount at issue is less than Two Hundred Fifty Thousand Dollars ($250,000), then the Arbitration shall be conducted by one (1) neutral arbitrator chosen by mutual agreement of Resonant and Murata. The cost of the arbitration, including the fees and expenses of the arbitrator, will be shared equally by the Parties, with each Party paying its own attorney’s fees. The arbitration award will be presented to the Parties in writing, and upon the request of either Party, will include findings of fact and conclusions of law. The award may be confirmed and enforced in any court of competent jurisdiction. With regards to any action for a Party’s breach of confidentiality obligations or violation of the other Party’s Intellectual Property Rights, nothing in this Section 10.3 shall preclude either Party from seeking interim equitable relief in the form of a temporary restraining order or preliminary injunction in any court having jurisdiction over the Parties. Any such request by a Party of a court for interim equitable relief shall not be deemed a waiver of the obligation to arbitrate hereunder.
10.4.    Compliance with Laws. Each Party agrees to comply with all Applicable Law as may apply to its performance under or in connection with this Agreement, including all applicable regulations and treaties, and anti-kickback and fraud statutes. Such Applicable Law also may include, without limitation, export control laws, telecommunications laws, regulations and directives, labor laws, immigration laws, antitrust and competition laws, environmental, health and safety laws, and product safety laws, as applicable.
10.5.    Export Controls. Resonant acknowledges that Murata is a Japanese company based in Kyoto, Japan with many Japanese employees, and that Resonant’s performance of this Agreement will involve Resonant’s export of the Deliverables, Resonant Confidential Information and other technology to Japan. Resonant shall be solely responsible to ensure that it complies with all Applicable Laws of the United States relating to such exports. Resonant will obtain any applicable export permits and licenses, and shall be solely responsible for violations of the export control laws of the United States or any other applicable export laws arising from Resonant’s performance of its obligations hereunder, including, but not limited to, the export or deemed export by Resonant of the Deliverables, Resonant Confidential Information and other technology from the United States. Murata shall be solely responsible to ensure that Murata’s marketing and sale of Licensed Products complies with any Applicable Law relating to import/export matters. Murata shall not use or export any Licensed Products or Resonant Confidential Information to any person located in or a national of Cuba, Iran, North Korea, Sudan, Syria or any other countries with which U.S. persons are generally prohibited from engaging in commerce, to any persons on the BIS Entity List, a denied parties list, or otherwise sanctioned; or to persons or entities that will use the technology for prohibited end-uses. Murata shall solely be responsible for violations of the export control laws of the United States or any other applicable export laws arising from the marketing and sale by Murata or attempts thereof, including, but not limited to, the export or deemed export by Murata of Licensed Products or of any Resonant Confidential Information.
10.6.    Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be assigned, by operation of law or otherwise, by either Party without the express written consent of the other, which consent shall not be unreasonably withheld. However, either Party may, without seeking permission of the other party, assign any such rights or obligations under this Agreement to a Third Party (“Acquiring Party”) when such assignment is:
(a)    part of the sale to such Acquiring Party of substantially all of the assets used by the assigning Party to carry out its responsibilities under this Agreement (“Assets”); or
(b)    part of the formation of a separate entity, or merger with an existing Acquiring Party entity, that ultimately contains such Assets.
Any purported assignment in contravention of this Section 10.6 shall be null and void. This Agreement shall be binding upon the Parties and their successors and permitted assigns.
10.7.    Contract Interpretation. The Parties agree that any principle of construction or rule of law that provides that an agreement shall be construed against the drafter of the agreement in the event of any inconsistency or ambiguity in such agreement shall not apply to the terms and conditions of this Agreement. Titles and headings to articles and sections of this Agreement are inserted for convenience of reference only and are not intended to affect the interpretation or construction of this Agreement. The terms “this Agreement,” “herein,” “hereof,” “hereunder” and similar expressions refer to this Agreement and not to any particular section or other portion hereof. Unless otherwise specified, “days” means calendar days. Any use of the term “including” (or its derivatives) in this Agreement shall be construed as if followed by the phrase “without limitation.”
10.8.    Delivery by Facsimile, PDF Attachment or Electronic Signature. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, PDF attachment or DocuSign electronic signature shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine, PDF attachment or DocuSign electronic signature to deliver a signature or the fact that any signature was transmitted or communicated through such use as a defense.
10.9.    Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.
10.10.    Waiver. The failure of either Party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other Party, unless such waiver is in writing and signed by the Party to be charged.
10.11.    Severability. If any provision of this Agreement, or part thereof, is declared by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.
10.12.    Omitted.
10.13.    Notice. All notices, requests or other communications under this Agreement shall be in writing, and shall be sent to the designated representatives of the Parties as set forth on the signature page herein, and shall be deemed to have been duly given on the date of service if sent by facsimile or e-mail (provided a hard copy is sent in one of the manners specified below), or on the day following service if sent by commercial air courier service with tracking capabilities and written confirmation of delivery. Each Party is required to notify the other Party in the above manner of any change of address.
10.14.    Further Assurances. Both Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.
10.15.    Entire Agreement. This Agreement (including all Exhibits and Schedules hereto and SOWs) constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether oral or written, except that any existing written confidentiality agreements between the Parties are superseded and replaced in their entirety solely with respect to any and all disclosures made on or after the Closing Date but shall remain in full force and effect with respect to any prior disclosures. This Agreement may be modified or amended only by a writing signed by both Resonant and Murata.
10.16.    Authority. The Parties executing this Agreement on behalf of Resonant and Murata represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.
10.17.    No Third-Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, or confers, upon person or entity other than the Parties and any respective successors or permitted assigns of the Parties, any rights, obligations, or remedies hereunder (whether as a third-party beneficiary or otherwise).

10.18.    Force Majeure. Except for the payment of amounts due hereunder, neither Party shall have any liability for any failure or delay attributable in whole or in part to any cause beyond its reasonable control including, but not limited to, acts of God, governmental action, fire, storm, flood, insurrection, earthquake, tsunami, power failure, riot, act of terrorism, war, explosion, embargo, civil disturbance, disruption of telecommunications, disruption of power or other essential services, interruption or termination of service by any service provider used by such Party to link its servers to the Internet, strike, labor or materials shortage, vandalism, cable cut, computer viruses, cyber-attack or other similar occurrence, or malicious or unlawful acts of any Third Party.
10.19.    English Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.
10.20.    Survival. All accrued rights to payment hereunder and the following provisions of this Agreement shall survive any expiration or termination of this Agreement and continue in full force and effect: from Sections 2.1, 2.2, from 2.4 to 2.12 (except to the extent the Licenses are terminated pursuant to Section 9.2(b) or 9.4(a)),2.3, 3, 4, 5, 6, 7, 8, and 10 and Sections 9.4, 9.5 and 9.6.
[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have, through their duly authorized representatives, executed this Agreement on the dates below their signatures, but both Parties nevertheless agree that this Agreement shall be deemed valid and effective as of the Closing Date.

Resonant Inc.		Murata Manufacturing Co., Ltd

By:	/s/ George Holmes	By:	/s/ Ken Tonegawa

Name:	George Holmes, CEO	Name:	Ken Tonegawa

Title:	CEO	Title:	Senior Vice President

Date:	9/25/2019	Date:	Sep. 25, 2019

With notice to:		With notice to:

Address:	175 Cremona Drive, Suite 200	Address:	2288, Oshinohara, Yasu-shi, Shiga
	Goleta, CA 93117		520-2393 Japan

Facsimile:		Facsimile:

Email:	gholmes@resonant.com	Email:	masahiro.shiba@murata.com

Attn:	George Holmes, CEO	Attn:	Deputy Director Masahiro Shiba

Signature Page to Joint Development and License Agreement

EXHIBIT A
PRE-APPROVED THIRD PARTY DELEGATEES

[***]

SCHEDULE A
DEFINITIONS

“Affiliate” means any company, corporation, partnership, or any other entity (whether incorporated or not) which is at the time in question directly or indirectly Controls, is Controlled by or under direct, indirect or common control with, an entity. For the avoidance of doubt, any company, corporation, partnership or other entity that is not an Affiliate of a Party as of the Closing Date, but later becomes an Affiliate of such Party through any transaction or series of transactions will be deemed to be an Affiliate of such Party for purposes of this Agreement.
“Applicable Law” means, with respect to any domestic or foreign, national, federal, regional, state, provincial, town, city, municipal or other jurisdiction, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, notification, decree, judgment, decision, certificate, injunction, or conditions of any registration, license, permit, authorization, guideline, governmental approval, consent or requirement of any governmental authority of such jurisdiction, as construed from time to time by any governmental authority of such jurisdiction.
“Background IP” means Intellectual Property Rights owned or controlled by a Party that either were (a) conceived, authored, invented, first developed and/or reduced to practice prior to the Closing Date, or (b) conceived, authored, invented, first developed and/or reduced to practice after the Closing Date by that Party, alone or in collaboration with others, independent of the Collaboration, including Improvements of or inventions derived therefrom outside of the Collaboration.
“Change of Control” with respect to either Party means the occurrence of any of the following:
(a)    any merger or consolidation involving such Party in which such Party is not the continuing or surviving entity, or pursuant to which equity interests in such Party are or would be converted into cash, securities or other property; or
(b)     the liquidation or dissolution of such Party; or
(c)    any sale, lease, exchange or other transfer of the assets of such Party to which this Agreement relates; or
(d)    any change in the entities that Control such Party as that term is defined herein.
“Confidential Information” means, as the context requires, Resonant Confidential Information disclosed to Murata or Murata Confidential Information disclosed to Resonant, or both, except that Confidential Information shall specifically exclude any information which:
(a)    at the time of disclosure by the Disclosing Party is generally available to the public;
(b)    after disclosure becomes generally available to the public by publication or otherwise through no fault of the Receiving Party or its Representatives;
(c)    the Receiving Party can show was in its possession or in the possession of its Representatives prior to the time of disclosure by the Disclosing Party and which was not acquired, directly or indirectly, from the Disclosing Party or its Representatives and which is held by the Receiving Party free of any obligation of confidence to any third party;
(d)    the Receiving Party can show was rightfully received by it after the time of disclosure by the Disclosing Party from a third party who had a lawful right to disclose it to the Receiving Party and who did not require the Disclosing Party to hold it in confidence; or

(e)    the Receiving Party can show was developed by or for the Receiving Party or its Affiliates independently without any use of or reference to the Disclosing Party’s Confidential Information or violation of Article 5.
“Control” means the possession, either directly or indirectly, of (a) more than fifty percent (50%) of the voting stock of the controlled company or legal entity, or (b) the power to control the management and policies of the controlled company or legal entity, whether through the ownership of voting securities, by contract, by virtue of the power to control the composition of the board of directors or managers or otherwise. Any such other relationship, which in fact results in actual control over the management, business, and affairs of a corporation or other entity, shall also be deemed to constitute Control. The terms “Controlling” and “Controlled” shall have correlative meanings.
“controlled by”, as used in the definitions of “Background IP”, “Murata Background IP” and “Resonant Background IP”, means a Party has the right to grant licenses within and of the scope set forth in this Agreement and without the requirement to pay consideration to any Third Party (other than employees of the applicable party or its Affiliates).
“Deliverables” means the proprietary circuit designs developed or to be developed by Resonant hereunder as identified in an SOW, for license to Murata, and all other work product contemplated by the SOWincluding but not limited to (a) the design of a finish, patterned filter die, (b) an associated circuit board layout, and (c) the use or incorporation of passive elements on the circuit board.
“Design Rules” means the manufacturing or fabrication rules to which the Deliverables must adhere.
“Disclosing Party” means a Party who discloses its Confidential Information to the other Party in connection with this Agreement.
“Foreground IP” means any Intellectual Property Rights that are not Background IP which is conceived, authored, invented, first developed and/or reduced to practice, individually or jointly, in the performance of the development of Deliverables as part of the Collaboration.
“Gross Negligence” means acts or omissions of a Party which exhibit an extraordinary lack of diligence in serious or reckless disregard of or indifference to a risk known to said persons and so great as to make it highly probable that harm or a harmful event would result.
“Improvement” means any modification, enhancement or derivative work conceived and reduced to practice.
“Intellectual Property Rights” means all common law, statutory or other intellectual property and industrial property rights, interests and protections under Applicable Law of any jurisdiction throughout the world, whether registered or unregistered, or any agreement, including, without limitation, (a) patents, patent applications and provisional applications and any patents issuing thereon (including all reissues, divisionals, provisionals, continuations and continuations-in-part, revisions, re-examinations, renewals, substitutions and extensions thereof), and other patent rights and any other indicia of invention ownership issued by a governmental authority (including inventor's certificates, petty patents and patent utility models) (“Patents”); (b) copyrights in published and unpublished works (including all U.S. and foreign registrations and application for registration of the foregoing); (c) rights protecting data, collections of data and analytical tools, including computer software, databases and data compilations; (d) know-how (such as knowledge, techniques, and/or skills that are gained through years of experience developing RF filter), designs, mask works, (e) trade secrets, (f) trademarks, service marks, trade names, trade dress (whether or not any of the trade names are registered), and (g) any right or form of protection similar to any of the foregoing existing anywhere in the world.
“License” means any of the licenses granted under Section 2.1 or Section 2.2 of this Agreement.
“Licensed Product” means any and all products which incorporate and use in whole or in part, Deliverables and any Resonant IP, in either case pursuant to a License hereunder, including but not limited to any finished filter component realized on an acoustic wave substrate material for incorporation into an RFFE Module.
“Mobile Communications Device” means a mobile communications device (or handheld computer) small enough to hold and operate in the hand, including mobile computers or laptops, tablets, smartphones, smartwatches, personal digital assistants (PDAs), feature phones, and pagers.
“Murata Background IP” means, collectively, (a) Background IP owned or controlled by Murata, and (b) Murata Confidential Information.
“Murata Confidential Information” means Murata’s confidential or proprietary technical or business information including, without limitation, the Specifications, the Design Rules, designs, methods, tools, packaging and other structures, fabrication, manufacturing and other processes, test, validation, manufacturing records and materials.
“Murata Foreground IP” means all Foreground IP solely owned by Murata pursuant to Section 4.2.
“Murata IP” means, collectively, (a) Murata Background IP, and (b) Murata Foreground IP.
“Part Number” means any Murata part number that corresponds to a Selected Band of a Licensed Product, to which one set of Specifications can be applied. For the avoidance of doubt, any change in the bottom four digits of any product number shall not be considered a new or separate product number, as any such change will not require a new or separate Deliverable in connection with the applicable Licensed Product(s) or any Improvements thereon.
“Receiving Party” is a Party who receives Confidential Information from the other Party in connection with this Agreement or the performance of its obligations hereunder.
“Representatives” means, with respect to any Party, (a) its employees, subcontractors, consultants and contractors; (b) its Affiliate(s); and (c) the employees, subcontractors, consultants and contractors of its Affiliate(s). For the avoidance of doubt, neither Murata nor Resonant is an Affiliate or other Representative of the other Party.
“Resonant Background IP” means, collectively, (a) Background IP owned or controlled by Resonant or any of its Affiliates, including but not limited to the patents listed on Schedule F attached hereto, and (b) Resonant Confidential Information.
“Resonant Confidential Information” means Resonant’s or its Affiliate’s confidential or proprietary technical or business information including, without limitation, the Deliverables, other designs, methods, tools and processes for creating radio frequency filter designs, the Infinite Synthesized Networks (ISN®) software code, the XBAR Technology, and test, validation or manufacturing records and materials.
“Resonant Foreground IP” means all Foreground IP solely owned by Resonant pursuant to Section 4.2.
“Resonant IP” means, collectively, (a) Resonant Background IP, and (b) Resonant Foreground IP.
“RFFE Module” means radio frequency front-end module.
“Selected Band” means with respect to Services or a License, the specific radio frequency set forth in the applicable SOW.
“SOW” means a statement of work, in the form attached hereto as Schedule E, agreed and executed by the Parties pursuant to this Agreement.
“Specifications” means the particular performance specifications provided by Murata for a Deliverable provided by Murata to Resonant set forth in the applicable SOW.
“Third Party” means any party other than (a) Murata, or (b) Resonant or any of its Affiliates.

“Transfer” means any direct or indirect transfer, assignment, grant of security interest in, or change of direct or indirect ownership or control, and “Transferee” means any individual, company, corporation, partnership or entity receiving such Transfer.
“Willful Misconduct” means the act of a Party which exhibits a serious or reckless disregard of or indifference to a risk known to said persons and which is intended to cause harm or a harmful event to result.
“XBAR Technology” means Resonant’s proprietary XBARTM resonator and filter technology, a bulk acoustic wave structure that can be produced in silicon using standard processes.
“XBAR Technology IP” means the Intellectual Property Rights set forth in Schedule F.

SCHEDULE B
DR1 STATEMENT OF WORK

Term	Definition
Selected Band(s)	[***]
Resonant Program Manager	[ See attachment B-3
Murata Program Manager	See attachment B-3
Roles and Ownership	See attachment B-3
Milestone Schedule	See attachment B-2
Acceptance Criteria	See attachment B-2
Payment Schedule (non-refundable)	USD $[***] after Design Review Sign-off.
Note	At end of DR1 Murata and Resonant shall review and modify the structure, agenda and schedule of the technical steering committee as necessary

IN WITNESS WHEREOF, the Parties have caused this Statement of Work to be signed by their duly authorized representatives.

Resonant Inc.		Murata Manufacturing Co., Ltd

By:	/s/ George Holmes	By:	/s/ Ken Tonegawa

Name:	George Holmes, CEO	Name:	Ken Tonegawa

Title:	CEO	Title:	Senior Vice President

Date:	9/25/2019	Date:	Sep. 25, 2019

Schedule B
DR1 STATEMENT OF Work
Attachment B-1 – Milestone Schedule (Overview)

Modifications may be made based on the effective date of the SOW.

[***]

Schedule B
DR1 STATEMENT OF Work
Attachment B-2 Detailed Schedule, Deliverables and Acceptance Criteria

[***]

Schedule B
DR1 STATEMENT OF Work
Attachment B-3 Committee Structure and Schedule
[***]
[***]

SCHEDULE C
DR2 STATEMENT OF WORK (Template)

Term	Definition
Selected Band	[***]
Resonant Program Manager	[________________]
Murata Program Manager	[________________]
Roles and ownership	TBD
Milestone Schedule	TBD
Acceptance Criteria	TBD
Payment Schedule (non-refundable)	USD $[***] after Design Review Sign-off.

IN WITNESS WHEREOF, the Parties have caused this Statement of Work to be signed by their duly authorized representatives.

Resonant Inc.	Murata Manufacturing Co., Ltd

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

SCHEDULE D
DR3 STATEMENT OF WORK (TEMPLATE)

Term	Definition
Selected Band	[***]
Resonant Program Manager	TBD
Murata Program Manager	TBD
Roles and Ownership	TBD
Milestone Schedule	TBD
Acceptance Criteria	TBD
Payment Schedule (non-refundable)	USD $[***] upon Design Review Sign-off.

IN WITNESS WHEREOF, the Parties have caused this Statement of Work to be signed by their duly authorized representatives.

Resonant Inc.	Murata Manufacturing Co., Ltd

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

SCHEDULE E
STATEMENT OF WORK (TEMPLATE)

Term	Definition
Selected Band	[________________]
Resonant Program Manager	[________________]
Murata Program Manager	[________________]
Roles and Ownership	[________________]
Milestone Schedule	[________________]
Acceptance Criteria	[________________]
Payment Schedule (non-refundable)	[________________]

IN WITNESS WHEREOF, the Parties have caused this Statement of Work to be signed by their duly authorized representatives.

Resonant Inc.	Murata Manufacturing Co., Ltd

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

E - 1

SCHEDULE F
LIST OF PATENTS INCLUDED IN RESONANT BACKGROUND IP

[***]

F - 1